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EXHIBIT 11

HemaCare Corporation
Basic and Diluted Net Income (Loss) per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
BASIC
Weighted average common shares used to compute basic earnings per share	9,635,000	8,673,000	9,272,000	8,354,000

Net income (loss)—continuing operations	$165,000	$(614,000)	$252,000	$(932,000)

Basic net income (loss) per share—continuing operations	$0.02	$(0.07)	$0.03	$(0.11)

Net income—discontinued operations	$263,000	$201,000	$263,000	$172,000

Basic net income per share—discontinued operations	$0.02	$0.02	$0.03	$0.02

Total net income (loss)	$428,000	$(413,000)	$515,000	$(760,000)

Total basic net income (loss) per share	$0.04	$(0.05)	$0.06	$(0.09)

DILUTED
Weighted average common shares used to compute basic earnings per share	9,635,000	8,673,000	9,272,000	8,354,000
Dilutive common equivalent shares attributable to stock options (based on average market price)	19,000	—	11,000	—

Weighted average common shares and equivalents used to compute diluted earnings per share	9,654,000	8,673,000	9,283,000	8,354,000

Net income (loss)—continuing operations	$165,000	$(614,000)	$252,000	$(932,000)

Diluted net income (loss) per share—continuing operations	$0.02	$(0.07)	$0.03	$(0.11)

Net income—discontinued operations	$263,000	$201,000	$263,000	$172,000

Diluted net income per share—discontinued operations	$0.02	$0.02	$0.03	$0.02

Total net income (loss)	$428,000	$(413,000)	$515,000	$(760,000)

Total diluted net income (loss) per share	$0.04	$(0.05)	$0.06	$(0.09)

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EXHIBIT 11 HemaCare Corporation Basic and Diluted Net Income (Loss) per Share